UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2005

Commission File Number 0-15949

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

California	94-2862863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

100 Rowland Way, Suite 300, Novato, CA	94945
(Address of principal executive offices)	(Zip code)

(415) 878-4000
(Registrant's telephone number including area code)

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 15, 2005, William J. Bush submitted his voluntary resignation as the Company's Chief Financial Officer and Secretary, citing his intent to pursue other career opportunities. Mr. Bush, who leaves the Company in good standing, will cease to serve as an officer of the Company effective June 30, 2005.

On June 15, 2005, IMSI entered into an employment agreement with Mr. Robert O’Callahan, which agreement became effective on June 15, 2005, for Mr. O’Callahan to be employed as Chief Financial Officer of IMSI. The employment agreement provides for an annual base compensation of $140,000 and certain performance based bonuses to a maximum of $10,000 per quarter and an annual bonus of $40,000. Mr. O’Callahan may be entitled to receive other cash bonuses based on the Company completing certain transactions as contained in his employment agreement. In addition, Mr. O’Callahan will receive stock options to acquire one hundred and fifty thousand (150,000) shares of the common stock in IMSI pursuant to IMSI’s 2004 Stock Incentive Plan, as amended. The options granted to Mr. O’Callahan shall (i) vest over one year and (ii) be exercisable at the per share closing price of IMSI’s common stock on June 15, 2005. In the event that IMSI terminates Mr. O’Callahan’s employment under this Agreement either (i) "without cause" (as defined in the employment agreement), or (ii) as a result of a "Change of Control" (as defined in the employment agreement), then Mr. O’Callahan shall be entitled to receive severance pay equal to one (1) months salary for every four (4) months of employment to a maximum of six (6) months severance pay; such payment, if any, shall be made to Mr. O’Callahan in equal payments in accordance with IMSI's regular payroll over the remaining unexpired period of Mr. O’Callahan’s employment term or six (6) month period, as the case may be. In addition, upon a Change of Control, all stock options issued to Mr. O’Callahan as of such date (except for those which have expired prior thereto), shall immediately be exercisable (in full) and any unvested options shall immediately vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Dated: June 15, 2005	By:	/s/ MARTIN WADE, III
Name: Martin Wade, III
Title: Chief Executive Officer